Exhibit 99.1

    MUELLER INDUSTRIES, INC. REPORTS FOURTH QUARTER AND FISCAL 2005 EARNINGS

    MEMPHIS, Tenn., Feb. 14 /PRNewswire-FirstCall/ -- Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller's earnings from continuing operations for fiscal 2005 were $89.2 million, or $2.40 per diluted share, which compares with $79.4 million, or $2.15 per diluted share, for 2004. Net sales for 2005 were $1.7 billion compared with $1.4 billion in 2004.

    Mr. Karp said, "The fourth quarter of 2005 was our best quarter of the year, with net earnings reaching an all-time high. For the quarter ended December 31, 2005, net income was $35.8 million, or 97 cents per diluted share, compared with $15.7 million, or 42 cents per diluted share in the same period last year. The principal reason for the excellent quarterly results was the improvement in margins in our core product lines, due to the incorporation of increased raw material and other costs into our pricing format.

    "We also benefited from our recent Mexican and UK acquisitions which strengthened our trading businesses. In addition, we saw continued improvement in our Refrigeration, Gas Products and Precision Tube businesses. And importantly, our provision for income taxes reflects the benefit of tax strategies and the reduction of estimated tax liabilities and reserves."

    Financial and Operating Highlights

    Regarding 2005, Mr. Karp said:

     - "The COMEX average price of copper was $2.03 per pound in the fourth quarter of 2005 and $1.68 per pound for the full year, which compares with $1.41 in the fourth quarter of 2004 and $1.29 for the full year 2004.

     - "Cash provided by operating activities was $106.1 million in 2005 compared with $154.8 million during 2004 despite additional funding of accounts receivable and inventories required by continued increases in our raw material costs.

     - "Our Standard Products Division posted operating earnings of $125.5 million, compared to $108.3 million in 2004. Standard Products Division's net sales were $1.3 billion for the year, compared with $1.0 billion for 2004.

     - "Our Industrial Products Division posted operating earnings of $27.0 million during the year on net sales of $460.3 million, which compares with operating earnings of $20.6 million on net sales of $392.6 million for 2004.

     - "European results continued to be profitable and our trading businesses there are performing well.

     - "During the third quarter, the Company acquired KX Group, Ltd. for approximately $12.8 million. KX Group's net sales are approximately $48 million annually. Late in the fourth quarter, the Company acquired a 50.5 percent joint venture interest in China to manufacture copper tube. The joint venture is expected to produce approximately 80 million pounds of product in 2006 and approximately 110 million pounds of product by 2007. By early 2006, Mueller fully contributed its initial cash investment of approximately $19.4 million with cash on hand.

     - "Capital expenditures during 2005 totaled $18.4 million. We expect to invest between $25 and $30 million for capital expenditures during 2006.

     - "Selling, general and administrative expense increased to $127.4 million due primarily to acquired businesses and increased sales.

     - "Interest expense increased $15.6 million to $19.6 million for 2005 which reflects a full year of outstanding subordinated debentures that we issued late in 2004 as part of our special dividend.

     - "The effective tax rate of 28.2 percent is primarily due to the recognition of (i) foreign NOLs in the UK, (ii) tax planning strategies and structure related to a business acquired in Mexico during 2004, and
       (iii) reduction of estimated tax liabilities and reserves."

    Business Outlook for 2006

    Regarding the outlook for 2006, Mr. Karp said, "For more than the past five years, the new housing and home improvement markets have been vibrant due to historically low mortgage rates and positive demographic factors. On the other hand, the commercial construction market lagged behind.

    "Our outlook for 2006 assumes there will be a decline in new home construction, due to rising mortgage rates coupled with higher home prices. However, new housing starts will likely remain at the high end of historical levels. Any decline in housing starts may very well be offset by the continued strength of the home improvement market and growth in the commercial construction sector. Should this scenario occur, Mueller will be well-positioned to benefit. Many of our better business opportunities lie in the commercial construction market. Overall, we believe 2006 will be another good year for our Company."

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes, office buildings, factories, hotels, hospitals, etc.

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                For the Quarter                    For the Year
                                                     Ended                             Ended
                                         ------------------------------    ------------------------------
                                           Dec. 31,         Dec. 25,         Dec. 31,         Dec. 25,
                                             2005             2004             2005             2004
                                         -------------    -------------    -------------    -------------
                                                  (Unaudited)                        (Unaudited)
Net sales                                $     483,624    $     329,763    $   1,729,923    $   1,379,056
Cost of goods sold                             389,874          267,675        1,430,075        1,115,612

Gross profit                                    93,750           62,088          299,848          263,444

Depreciation and amortization                   10,125           10,211           40,696           40,613
Selling, general, and
 administrative expense                         34,606           26,990          127,394          106,400
Impairment charge                                    -                -                -            3,941

Operating income                                49,019           24,887          131,758          112,490

Interest expense                                (4,820)          (3,315)         (19,550)          (3,974)
Other income, net                                1,809            1,681           11,997            6,842

Income from continuing
 operations before income taxes                 46,008           23,253          124,205          115,358

Income tax expense                             (10,197)          (7,599)         (34,987)         (35,942)

Income from continuing
 operations                                     35,811           15,654           89,218           79,416

Gain from discontinued
 operations, net of income
 taxes                                               -                -            3,324                -

Net income                               $      35,811    $      15,654    $      92,542    $      79,416

Earnings per share:
       Basic earnings per share:
          Weighted average shares
            outstanding                         36,634           36,365           36,590           35,321

               From continuing
                operations               $        0.98    $        0.43    $        2.44    $        2.25
               From discontinued
                operations                           -                -             0.09                -

          Basic earnings per share       $        0.98    $        0.43    $        2.53    $        2.25

       Diluted earnings per share:
            Weighted average
             shares outstanding
             plus assumed
             conversions                        37,080           36,931           37,103           36,911

               From continuing
                operations               $        0.97    $        0.42    $        2.40    $        2.15
               From discontinued
                operations                           -                -             0.09                -

            Diluted earnings per
             share                       $        0.97    $        0.42    $        2.49    $        2.15

Summary Segment Data:
Net sales:
   Standard Products Division            $     362,849    $     239,876    $   1,281,688    $   1,002,086
   Industrial Products Division                123,693           94,399          460,301          392,645
   Elimination of intersegment
    sales                                       (2,918)          (4,512)         (12,066)         (15,675)

Net sales                                $     483,624    $     329,763    $   1,729,923    $   1,379,056

Operating income:
   Standard Products Division            $      46,770    $      23,889    $     125,502    $     108,265
   Industrial Products Division                  7,445            4,863           26,985           20,562
   Unallocated expenses                         (5,196)          (3,865)         (20,729)         (16,337)

Operating income                         $      49,019    $      24,887    $     131,758    $     112,490

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                December 31,    December 25,
                                                    2005           2004
                                                ------------    ------------
                                                        (Unaudited)
ASSETS
Cash and cash equivalents                       $    129,685    $     47,449
Accounts receivable, net                             248,395         196,762
Inventories                                          196,987         187,853
Other current assets                                  36,919          23,267
    Total current assets                             611,986         455,331

Property, plant, and equipment, net                  307,046         335,610
Other assets                                         185,606         172,790

                                                $  1,104,638    $    963,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt               $      4,120    $      5,328
Accounts payable                                     124,216          79,723
Other current liabilities                            123,056          95,767
    Total current liabilities                        251,392         180,818

Long-term debt                                       312,070         310,650
Pension and postretirement liabilities                35,236          33,167
Environmental reserves                                 9,073           9,503
Deferred income taxes                                 63,944          67,479
Other noncurrent liabilities                           3,078          10,361

    Total liabilities                                674,793         611,978

Minority interest in subsidiaries                      6,937              67

Stockholders' equity                                 422,908         351,686

                                                $  1,104,638    $    963,731

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                     For the Year Ended
                                                ----------------------------
                                                December 31,    December 25,
                                                    2005            2004
                                                ------------    ------------
                                                        (Unaudited)
Operating activities:
Net income from continuing operations           $     89,218    $     79,416
Reconciliation of net income from
 continuing operations to net cash
 provided by operating activities:
    Depreciation and amortization                     40,858          40,639
    Income tax benefit from exercise
     of stock options                                    991          31,778
    Impairment charge                                      -           3,941
    Equity in (income) loss of
     unconsolidated subsidiaries                      (4,480)          2,026
    Provision for doubtful accounts                    1,911           1,404
    Gain on disposal of properties                    (3,665)         (5,729)
    Deferred income taxes                             (9,556)          2,711
    Minority interest in subsidiaries,
     net of dividend paid                                  9            (141)
    Changes in assets and liabilities,
     net of business acquired:
       Receivables                                   (55,577)        (17,995)
       Inventories                                    (5,979)        (26,208)
       Other assets                                   (2,870)         (2,055)
       Current liabilities                            61,741          42,913
       Other liabilities                              (5,894)            296
       Other, net                                       (590)          1,765

Net cash provided by operating activities            106,117         154,761

Investing activities:
Capital expenditures                                 (18,449)        (19,980)
Businesses acquired, net of cash received             (6,937)        (56,946)
Proceeds from sales of properties                     10,112           6,334

Net cash used in investing activities                (15,274)        (70,592)

Financing activities:
Dividends paid                                       (14,647)       (259,882)
Acquisition of treasury stock                           (551)        (42,641)
Proceeds from stock options exercised                  4,819          18,978
Subordinated debenture issuance costs                      -          (2,187)
Repayments of long-term debt                          (1,090)         (6,608)

Net cash used in financing activities                (11,469)       (292,340)

Effect of exchange rate changes on cash                 (462)            532

Increase in cash and cash equivalents                 78,912        (207,639)
Cash provided by discontinued operations               3,324               -
Cash and cash equivalents at the
 beginning of the period                              47,449         255,088

Cash and cash equivalents at the end
 of the period                                  $    129,685    $     47,449

SOURCE  Mueller Industries, Inc.
    -0-                             02/14/2006
    /CONTACT:  Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/-